Exhibit 99.1

Memorandum

To:	AmerUs Group Retirement Plan Participants

From:	Human Resources

Date:	October 27, 2006

Re:	AmerUs Group Common Stock Cash Out under the Aviva Merger Agreement
In July, we announced the signing of a definitive agreement (“Merger Agreement”) between AmerUs Group Co. (“Company”) and Aviva plc (“Aviva”), under which Aviva will acquire the Company for $69 per share in cash for all outstanding shares of Company common stock (“Acquisition”). In accordance with the Merger Agreement, each share of your Company common stock investments in your All«AmerUs Savings & Retirement Plan, All«AmerUs Supplemental Executive Retirement Plan and All«AmerUs Excess Benefit Plan (collectively “AmerUs Retirement Plans”) will be canceled and converted into the right to receive $69 in cash. The Company’s shareholders approved the Acquisition on October 19; however, completion of the Acquisition remains subject to the receipt of government and regulatory approvals and other conditions as set forth in the Merger Agreement. Assuming all conditions are met, the Acquisition is expected to be complete before December 31, 2006.
The Company common stock investments in your AmerUs Retirement Plans — whether directed by you as a general investment, or company-directed under the Employee Stock Ownership Plan (ESOP) component — will be treated like all other shares of Company common stock and will therefore be canceled and converted into the right to receive $69 in cash. As soon as practicable following the closing date of the Acquisition, but no later than five business days thereafter, such amounts will be transferred to our AmerUs Retirement Plans trustee, J.P. Morgan Chase, and your account will be credited with $69 in cash for each share of Company common stock in which you have invested through the AmerUs Retirement Plans. This period (beginning on the Acquisition closing date and ending on the date cash is actually received by J. P. Morgan Chase) is called a “blackout period” — a time during which these funds will not be accessible to you for investment direction, loans or distributions. While the exact timing of this period is unknown, it is important for you to understand the cash deposited into your account will be directed into the funds you’ve selected for investment of future contributions on file as of the Acquisition closing date. Cash received by J.P. Morgan Chase by 3:00 CST will be invested based on the various funds’ closing prices on that day.
With respect to the All«AmerUs Savings & Retirement Plan, federal law generally requires that you be furnished notice of the “blackout period” at least 30 days in advance of the last date on which you could exercise your affected rights before the commencement of any “blackout period” in order to provide you with sufficient time to consider the effect of the “blackout period” on your retirement and financial plans. In the event the Acquisition closing date occurs earlier than 30 days after the date of this memorandum, the notice period will obviously be less than 30 days. Since obtaining all government and regulatory approvals is not within our control, we cannot at this point determine the exact dates of the “blackout period.” However, we wanted to provide you with this information and notice as soon as possible after the Company’s shareholders approved the Acquisition.
You may change your future investment options at any time by calling the J.P. Morgan Retirement Plan Services Information Line at 1-800-345-2345, or by accessing the J.P. Morgan web-site at www.retireonline.com. Investment changes initiated by 3:00 CST are effective the following business day.
The portion of your account balance in the AmerUs Retirement Plans that is not invested in Company common stock is unaffected by the Acquisition described above and by the “blackout period.”
If you have questions regarding the “blackout period,” including whether the “blackout period” has started or ended, please contact the AmerUs Service Center at 1-877-AmerUs-4-U (1-877-263-7874).
The foregoing does not constitute investment advice. You should consult your investment advisor prior to making any changes in your investments.

Memorandum

To:	Board of Directors and Executive Officers

From:	Human Resources

Date:	October 27, 2006

Re:	Notice of Blackout Period and Suspension of Trading by AmerUs Group Co. Directors and Executive Officers
In July, we announced the signing of a definitive agreement (“Merger Agreement”) between AmerUs Group Co. (“Company”) and Aviva plc (“Aviva”), under which Aviva will acquire the Company for $69 per share in cash for all outstanding shares of Company common stock (“Acquisition”). In accordance with the Merger Agreement, each share of Company common stock investments in the All«AmerUs Savings & Retirement Plan, All«AmerUs Supplemental Executive Retirement Plan and All«AmerUs Excess Benefit Plan (collectively “AmerUs Retirement Plans”) will be canceled and converted into the right to receive $69 in cash. The completion of the Acquisition remains subject to the receipt of government and regulatory approvals and other conditions as set forth in the Merger Agreement. Assuming all conditions are met, the Acquisition is expected to close before December 31, 2006. As soon as practicable following the Acquisition closing date, but no later than five business days thereafter, such amounts will be transferred to our AmerUs Retirement Plans trustee, J.P. Morgan Chase, and participants’ accounts will be credited with $69 in cash for each share of Company common stock in which participants have invested through the AmerUs Retirement Plans.
The period (beginning on the Acquisition closing date and ending on the date cash is actually received by J. P. Morgan Chase) is called a “Blackout Period” — a time during which these funds will not be accessible to AmerUs Retirement Plan participants for investment direction, loans or distributions. Since obtaining government and regulatory approvals is not within our control, we cannot at this point determine the exact dates of the Blackout Period. As a result of the Blackout Period, Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Securities and Exchange Commission Regulation BTR, prohibit you from trading during the Blackout Period. These Regulations restrict you, as a director or executive officer of the Company, from engaging in certain transactions in shares of the Company common stock (including derivative securities, such as options) when AmerUs Retirement Plan participants are restricted from making changes in their respective investment elections, requesting loans, making withdrawals or distributions or selling their Company common stock investments under the AmerUs Retirement Plans. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Transactions by your family members in shares in which you have a pecuniary interest (i.e. those required to be reported on your Section 16 ownership reports) may also be prohibited during the Blackout Period.
If you have questions regarding the Blackout Period, including whether the Blackout Period has started or ended, please contact the AmerUs Service Center at 1-877-AmerUs-4-U (1-877-263-7874).